Exhibit 99.1
Intensity Therapeutics, Inc. Announces $2.35 Million Public Offering
SHELTON, Conn., Apr. 25, 2025 /PRNewswire/ -- Intensity Therapeutics, Inc. (NASDAQ: INTS), ("Intensity" or the "Company") a late-stage clinical biotechnology company focused on the discovery and development of proprietary, novel immune-based intratumoral cancer therapies designed to kill tumors and increase immune system recognition of cancers, today announced the pricing of its “reasonable best efforts” public offering with participation from certain new and existing institutional and accredited investors for the purchase and sale of 3,133,333 shares of its common stock (or common stock equivalents in lieu thereof) and accompanying Series B-1 common warrants to purchase up to 3,133,333 shares of common stock and Series B-2 common warrants to purchase up to 3,133,333 shares of common stock at a combined purchase price per share and accompanying common warrants of $0.75 (the “Offering”).
The Series B-1 warrants will have an exercise price of $0.85 per share, will be immediately exercisable and will expire 5 years from issuance. The Series B-2 warrants will have an exercise price of $0.85 per share, will be immediately exercisable and will expire 18 months from issuance.
The closing of the Offering is expected to occur on or about April 28, 2025, subject to the satisfaction of customary closing conditions. The gross proceeds from the Offering are expected to be approximately $2.35 million, before deducting placement agent fees and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for the enrollment of patients in the INVINCIBLE-4 Study, for the treatment of existing patients enrolled in the INVINCIBLE-3 Study, and for working capital and general corporate purposes.
A.G.P./Alliance Global Partners is acting as lead placement agent for the Offering and Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as a co-placement agent for the Offering.
The securities described above are being offered pursuant to a registration statement on Form S-1, as amended (File No.333-286683), previously filed with the Securities and Exchange Commission ("SEC"), which was declared effective on April 24, 2025. The Offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the preliminary prospectus and, when available, copies of the final prospectus, relating to the Offering may be obtained on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus relating to the Offering may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.
About Intensity Therapeutics
Intensity is a late-stage clinical biotechnology company whose novel engineered chemistry enables aqueous cytotoxic-containing drug formulations to mix and saturate a tumor's dense, high-fat, pressurized environment following direct intratumoral injection. As a result of the saturation, Intensity's clinical trials have demonstrated the ability of INT230-6 to kill tumors and elicit an adaptive immune response within days of injection, representing a new approach to cancer cell death that holds the potential to shift the treatment paradigm and turn many deadly cancers into chronic diseases even for malignancies that do not respond to conventional immunotherapy. Intensity has completed two clinical studies and enrolled over

200 patients using INT230-6: a Phase 1/2 dose escalation study in metastatic cancers including sarcomas (NCT03058289), and a Phase 2 randomized control clinical trial in locally advanced breast cancer (the "INVINCIBLE-2 Study") (NCT04781725) in women without undergoing chemotherapy prior to their surgery. The Company initiated a Phase 3 trial in soft tissue sarcoma (the "INVINCIBLE-3 Study") (NCT06263231), testing INT230-6 as second or third-line monotherapy compared to the standard of care ("SOC") with overall survival as an endpoint. Intensity also initiated a Phase 2 study in collaboration with The Swiss Group for Clinical Cancer Research, SAKK (the "INVINCIBLE-4 Study") (NCT06358573) as part of a Phase 2/3 program evaluating INT230-6 followed by the SOC immunochemotherapy and the SOC alone for patients with presurgical triple-negative breast cancer. Pathological complete response ("pCR") is the endpoint. For more information about Intensity, including publications, papers, and posters about its novel approach to cancer therapeutics, visit www.intensitytherapeutics.com.
Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the expected closing date and anticipated use of proceeds. When or if used in this communication, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict" and similar expressions and their variants, as they relate to the Company or its management, may identify forward-looking statements. The forward-looking statements contained in this press release are based on management's current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions, and expectations disclosed in, or implied by, the forward-looking statements. These risks and uncertainties, many of which are beyond our control, include: the risk that the Offerings may not close and other risks described in the section entitled "Risk Factors" described in the prospectus supplement and in the Company's SEC filings, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management's current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.
Investor Relations Contact:
Justin Kulik
Justin@coreir.com
CORE IR
(516) 222-2560
Media Contact:
Jules Abraham
CORE IR
pr@coreir.com